Exhibit 10.4

NuAxon Bioscience, Inc. and Freedom Leaf, Inc.

EXCLUSIVE DISTRIBUTION AGREEMENT

This Exclusive Product Distribution Agreement (this "Agreement") is made effective as of March 15, 2017 between NuAxon Bioscience, Inc., of 899 S College Mall Rd., Unit 161, Bloomington, Indiana 47401 (“NuAxon”), and Freedom Leaf Inc., of 3571 East Sunset Road, Suite 420, Las Vegas, Nevada 89120 (“Freedom Leaf”).

The parties agree as follows:

I. RIGHT TO SELL. NuAxon, owns, manufactures and sells CO2 Extraction Equipment ("Extraction Equip"). In accordance with this Agreement, NuAxon, grants Freedom Leaf an exclusive right to sell their Extraction Equip under the terms of this Agreement. NuAxon agrees to deliver Extraction Equip directly to Freedom Leaf’s purchasers for all sales by Freedom Leaf. Freedom Leaf agrees to devote its best efforts to the sale of the Extraction Equip. NuAxon shall determine all sales prices and terms of sale.

II. PROCEEDS OF SALES. NuAxon will pay to Freedom Leaf a portion of the sales proceeds which shall be calculated as follows: Seven percent (7%) of the proceeds from the sale of the Extraction Equip until Freedom Leaf has reached One million dollars ($1,000,000) in gross sales at which time the commission will increase to ten percent (10%) retroactive to the first sale. Each purchaser (“Purchaser”) of Extraction Equip sold by Freedom Leaf will pay NuAxon directly with NuAxon paying the commission to Freedom Leaf within ten (10) days of receipt of funds. Commissions will only be calculated on the gross price of the equipment, not on shipping, installation, packing, Customs Duty or Smartphone App. On clients that NuAxon have been working with directly and a sale is consummated by NuAxon or clients that are in other than the Cannabis Industry who may not desire to work with Freedom Leaf and a sale is consummated by NuAxon, NuAxon will pay a Two percent (2%) override to Freedom Leaf regardless of Freedom Leaf’s inclusion in the sale process.

III. TITLE TO MERCHANDISE. Merchandise shall remain the property of NuAxon until sold and delivered to Purchaser at which time the property will be titled to the Purchaser.

IV. LOSS AND INSURANCE. NuAxon shall be responsible for all shortages, loss, or damage, while the merchandise is under the control of NuAxon.

V. PAYROLL TAXES. Freedom Leaf shall be exclusively liable for, and shall indemnify NuAxon against such liability for, all employee payroll taxes and insurance arising out of wages payable to persons employed by Freedom Leaf in connection with the performance of this Agreement.

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VI. DEFAULTS. If Freedom Leaf fails to abide by the obligations of this Agreement, including the obligation to remit the consignment payment to NuAxon when due, NuAxon shall have the option to cancel this Agreement by providing 45 (forty-five) days' written notice to Freedom Leaf. Freedom Leaf shall have the option of preventing the termination of this Agreement by taking corrective action that cures the default, if such corrective action is taken prior to the end of the time period stated in the previous sentence, and if there are no other defaults during such time period.

VII. DISPUTE RESOLUTION. The parties will attempt to resolve any dispute arising out of or relating to this Agreement through friendly negotiations amongst the parties. If the matter is not resolved by negotiation, the parties will resolve the dispute using the below Alternative Dispute Resolution (ADR) procedure.

Any controversies or disputes arising out of or relating to this Agreement will be submitted to mediation in accordance with any statutory rules of mediation. If mediation does not successfully resolve the dispute, the parties may proceed to seek an alternative form of resolution in accordance with any other rights and remedies afforded to them by law.

VIII. TRANSFER OF RIGHTS. This Agreement shall be binding on any successors of the parties.

IX. TERMINATION. This Agreement shall terminate automatically on March 14, 2018 unless Freedom’s Leaf’s gross sales of Extraction Equip reach a minimum of Two million dollars ($2,000,000). Based upon the minimum being reached, the Agreement will be automatically renewed for an additional year. The following minimums will be required to automatically renew the Agreement for the following additional years:

Year March 15, 2018 until March 14, 2019 requires a minimum of Three million five hundred dollars ($3,500,000) gross sale to renew for the next year.

Year March 15, 2019 until March 14, 2020 requires a minimum of Five million dollars ($5,000,000) gross sale to renew for the next year.

Year March 15, 2020 until March 14, 2021 requires a minimum of Six million five hundred dollars ($6,500,000) gross sale to renew for the next year.

Year March 15, 2021 until March 14, 2022 requires a minimum of Eight million dollars ($8,000,000) gross sale to renew for the next year.

Year March 15, 2022 until March 14, 2023 requires a minimum of Nine million five hundred dollars ($9,500,000) gross sale to renew for the next year.

Year March 15, 2023 until March 14, 2024 requires a minimum of Ten million five hundred dollars ($10,500,000) gross sale to renew for the next year.

Year March 15, 2024 until March 14, 2025 requires a minimum of Eleven million five hundred dollars ($11,500,000) gross sale to renew for the next year.

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Year March 15, 2025 until March 14, 2026 requires a minimum of Twelve million five hundred dollars ($12,500,000) gross sale to renew for the next year.

Year March 15, 2026 until March 14, 2027 requires a minimum of Thirteen million five hundred dollars ($13,500,000) gross sale to renew for the next year.

Any year the minimum is not reached, NuAxon and Freedom Leaf will employ their best efforts to negotiate a new Agreement.

X. ENTIRE AGREEMENT. This Agreement contains the entire agreement of the parties with respect to the subject matter of this Agreement and there are no other promises or conditions in any other agreement, whether oral or written. This Agreement supersedes any prior written or oral agreements between the parties with respect to the subject matter of this agreement.

XI. AMENDMENT. This Agreement may be modified or amended, if the amendment is made in writing and is signed by both parties.

XII. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable. If a court finds that any provision of this Agreement is invalid or unenforceable, but that by limiting such provision it would become valid or enforceable, then such provision shall be deemed to be written, construed, and enforced as so limited.

XIII. WAIVER OF CONTRACTUAL RIGHT. The failure of either party to enforce any provision of this Agreement shall not be construed as a waiver or limitation of that party's right to subsequently enforce and compel strict compliance with every provision of this Agreement.

XIV. APPLICABLE LAW. This Agreement shall be governed by the laws of the State of Nevada.

XV. SIGNATORIES. This Agreement shall be signed on behalf of NuAxon by Jason Edwards, CEO, and on behalf of Freedom Leaf by Raymond P Medeiros, Vice President. This Agreement is effective as of the date first written above.

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XVI. All sales of Extraction Equip manufactured by NuAxon or its parent company, Nisarga Biotech PVT LTD., will be sold by Freedom Leaf to the worldwide market excluding India, and commissions as set forth herein shall be paid to Freedom Leaf for all such sales. All leads that are received by NuAxon will be turned over to Freedom Leaf. Freedom Leaf will inform NuAxon about all leads that are created and being worked on by Freedom Leaf.

Manufacturer:

NuAxon Bioscience, Inc.

By:   /s/ Jason Edwards

        Jason Edwards

        CEO

Exclusive Sales Distributor:

Freedom Leaf Inc.

By:   /s/ Raymond P. Medeiros

        Raymond P. Medeiros

        Vice President

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